UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 4, 2008
The Scotts Miracle-Gro Company
(Exact name of registrant as specified in its charter)

Ohio	1-13292	31-1414921

(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)
14111 Scottslawn Road, Marysville, Ohio 43041
(Address of principal executive offices) (Zip Code)

(937) 644-0011
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
On May 23, 2008, The Scotts Miracle-Gro Company (the “Company”) agreed with the U.S. Environmental Protection Agency (“USEPA”) on a Compliance Review Plan (the “Plan”) for conducting a comprehensive, independent review of the Company’s pesticide product registration records. The Plan was developed by the Company in cooperation with the USEPA in connection with the USEPA’s previously disclosed, on-going investigation into the accuracy and/or validity of the Company’s pesticide product registrations. The Company believes that previously disclosed discrepancies in its registration records were the result of the actions of a former associate of the Company who apparently deliberately circumvented Company policies and USEPA regulations. The Company takes full responsibility for ensuring that each of its products meets all federal and state regulations and is safe for consumer use and looks forward to initiating the extensive review process contemplated by the Plan and to continuing to work in cooperation with the USEPA to clarify and remedy these issues.
Pursuant to the Plan, the Company has provided the USEPA with its recommendation for the appointment of a third-party firm to conduct the review. Upon approval of this firm by the USEPA, the third-party reviewer will perform a compliance review in two phases: Phase 1 will cover all pesticide products that the Company distributed or sold after May 1, 2003, commencing with the most recent distribution and sales dates and including the review of related product information from January 1, 1998 to the present. Under the Plan, the scope of Phase 1 will concern labels, labeling, advertising and composition. Phase 2 of the Plan will cover the Company’s pesticide products not included in Phase 1 that were registered with the USEPA as of April 1, 2008. The third-party reviewer is required to complete its compliance review within 120 days after the USEPA’s approval of the appointment of such third-party reviewer, subject to possible extension in the USEPA’s sole discretion upon a written request from the third-party reviewer or the Company.
The third-party reviewer will review Phase 1 and Phase 2 pesticide products to identify any products that, after May 1, 2003: (1) were not properly registered with the USEPA; (2) contained improper labels; (3) were the subject of incorrect, invalid, inconsistent, false, fraudulent or misleading statements, documents or representations by the Company to the USEPA or any state; or (4) otherwise failed to comply with USEPA regulations or the Federal Insecticide, Fungicide and Rodenticide Act, as amended (“FIFRA”). For each pesticide product reviewed, the third-party reviewer is required to submit, on a rolling basis, a separate review report to each of the USEPA and the Company simultaneously, without any pre-review by the Company, describing any applicable compliance issues. If a review report determines that there is an applicable compliance issue, the Company will have 10 days to propose to the USEPA in writing a corrective action and the date when the proposed action, if any, will be completed. The third-party reviewer’s conclusions and review report regarding a pesticide product will not bind either the Company or the USEPA, and either party will have the right to dispute any of the third-party reviewer’s conclusions or review reports.
The third-party review contemplated by the Plan is in addition to the previously disclosed investigation initiated by the Company into the Company’s product registrations. The Company is also continuing to cooperate with the U.S. Department of Justice in connection with the previously disclosed, related criminal investigation.
In addition to the previously disclosed registration issues, the Company has discovered, and disclosed to the USEPA, certain discrepancies in its registration records with respect to several additional products and will continue to work with the USEPA to address and correct these and any subsequently discovered discrepancies. Either the investigation initiated by the Company or the third-party review contemplated by the Plan may result in the discovery of further discrepancies and may result in future state or federal action with respect to existing or additional product registration issues. Until these investigations are complete, the Company cannot fully quantify the scope or extent of additional issues. As also previously disclosed, the Company may be subject to civil or criminal fines or penalties, or other enforcement action, at the state and/or federal level as a result of these product registration issues. It is possible that such fines and/or penalties could be material and have an adverse effect on the Company’s financial condition and results of operations.
For more information with respect to additional risks and uncertainties the Company may face in connection with the USEPA investigation and the related criminal investigation by the U.S. Department of Justice, please see the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 2008. The Company intends to address updates with respect to the Company-initiated investigation and the third-party review pursuant to the Plan in the Company’s periodic reports.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SCOTTS MIRACLE-GRO COMPANY
Dated: June 4, 2008	By:	/s/ Vincent C. Brockman
Printed Name: Vincent C. Brockman
Title: Executive Vice President, General Counsel and Corporate Secretary